Exhibit 10.3

Grant Agreement – Non Qualified Options

Radiant Systems, Inc. ID:11-2749765 3925 Brookside Parkway Alpharetta, GA 30022 770-576-6350 (off), 770-754-7773 (fax)

Employee Name Employee Address Employee Address	Option Number: Plan: ID:	0000xxxx NQ 2005 xxxx

Effective XX/XX/XXXX (“Grant Date”), you have been granted an option (“Stock Option”) to buy XX,XXX. shares of Radiant Systems, Inc. common stock (“Company Stock”) at $X.XX per share (“Option Price”), which is equal to the Fair Market Value of the Company Stock on the Grant Date. The Stock Option is not intended to constitute an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended. The Stock Option is granted under the Radiant Systems, Inc. Amended and Restated 2005 Long-Term Incentive Plan (as amended, the “Plan”).

Shares in each period will become fully vested on the date shown.

Shares	Vesting Type	Full Vesting	Expiration Date
1/3 of total grant	On Vest Date	1st anniv of grant	7th anniv of grant
1/3 of total grant	On Vest Date	2nd anniv of grant	7th anniv of grant
1/3 of total grant	On Vest Date	3rd anniv of grant	7th anniv of grant

Your Stock Option grant is subject to the limitations and other conditions set forth in the Plan, including but not limited to:

•	Any part of the Stock Option that has vested may be exercised in whole or in part at any time before the Stock Option expires or is terminated pursuant to the terms of the Plan.

•	Any part of the Stock Option that has not previously been exercised by you will expire the earlier of (i) the Expiration Date indicated above or (ii) 7 years from the Grant Date.

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No shares will be issued or delivered until full payment of the Option Price and any required taxes have been received by the Company. The Option Price may be paid by any of the methods described in Section 3.2(B) of the Plan; provided that, if you wish to pay the Option Price using shares or an offset against compensation due to you, you must obtain the consent and approval of the Company. Also, shares may be used to pay required taxes only with the consent and approval of the Company.

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Compensation realized from the exercise of the Stock Option will be reported to payroll for income tax purposes. For expatriates and employees outside the US, your awards will be subject to tax withholding and/or reporting where applicable.

•	This Stock Option is not transferable, except as described in the Plan.

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Any unvested portion of this Stock Option will be forfeited upon your Termination for any reason. You may exercise the vested portion of your Stock Option until the earlier of (i) 3 months (1 year if termination is due to death or disability) after termination, (ii) the Expiration Date, or (iii) expiration of 7 years from the Grant Date.

•	Your Stock Options will be affected by a Change In Control event as described in the Plan.

The Stock Option is granted under and governed by the terms and conditions of the Plan and the related Prospectus, copies of which are available on Sharepoint under the Stock Option portal at “Plan Documents,” and the terms and conditions of which are made a part of this agreement. Any capitalized terms used herein that are not defined herein shall refer to the term as defined in the Plan.

Radiant Systems, Inc. (Keith Hicks, EVP-Human Resources)	Date

Employee Name	Date